For Immediate Release

Patrick Industries Shareholders Approve

Increase in Authorized Shares and a Rights Offering

ELKHART, Ind., November 30, 2007 – Patrick Industries, Inc. (NASDAQ: PATK) reported the results of its Special Meeting of Shareholders held on November 29, 2007. Shareholders approved a proposal for a $13.5 million rights offering of common stock to the Company’s shareholders, granting shareholders one right to purchase 0.2 of a share of common stock for each share of common stock held, at a purchase price of $11.25 per share. Shareholders also approved a Standby Purchase Agreement, and the transactions contemplated thereunder, between the Company and Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively “Tontine”) pursuant to which Tontine has agreed to purchase any shares that are unsubscribed for at the close of the rights offering at the same price of $11.25 per share.

Also receiving shareholder approval was an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 12 million to 20 million and a proposal to offer certain management employees the opportunity to purchase up to 130,000 shares of common stock at the same price of $11.25 per share.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a manufacturer of component products and a distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other Industrial sectors and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include cabinet and wall components, countertops, adhesives, and aluminum extrusions. Patrick also distributes drywall and drywall finishing products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high pressure laminates, and other miscellaneous products. Patrick recently completed the acquisition of Adorn Holdings, Inc., a $240 million manufacturer and supplier to the recreational vehicle, manufactured housing, and industrial markets.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Patrick does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond the Patrick’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such

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business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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Contact:

Ryan McGrath, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com